EXHIBIT 7.1

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of June 15, 2016, by and between Capital City Bank Group, Inc., a Florida corporation (the “Company”), and the Estate of Robert Hill Smith (the “Shareowner”).

WHEREAS, the Shareowner desires to resell 426,845 shares of common stock of the Company, $0.01 par value per share (the “Shares”), to the Company in a private transaction on the terms and conditions set forth herein; and

WHEREAS, the Company desires to purchase the Shares from the Shareowner in a private transaction pursuant to its Board-approved stock repurchase program on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other valuable consideration, the parties hereby agree as follows:

1.      Shares to be Repurchased. Subject to the conditions set forth herein, the Shareowner hereby agrees to sell to the Company, and the Company agrees to repurchase from the Shareowner, all of the Shares for an aggregate purchase price of $6,189,252.50 (the “Purchase Price”).

2.      Payment for the Shares. Upon receipt by the Company of an executed copy of this Agreement and the duly endorsed certificates representing the Shares (or certificates accompanied by duly executed stock powers), the Company shall deliver to the Shareowner, or Shareowner’s agent, the Purchase Price for the Shares. The Company may pay the Purchase Price in cash or by check or wire transfer.

3.      Representation and Warranties of Shareowner. The Shareowner represents covenants and warrants to the Company the following:

(i)      Power and Authority. The Shareowner has full power, legal right and authority to enter into, execute and deliver this Agreement and any other agreements, instruments and documents contemplated hereby and to carry out Shareowner’s obligations hereunder. No other acts or proceedings on the part of the Shareowner will be necessary to authorize this Agreement (or any agreements, instruments and documents contemplated hereby) or the transactions contemplated hereby. This Agreement and any other agreements, instruments and documents contemplated hereby, constitute valid and legally binding obligations of the Shareowner and are enforceable against Shareowner in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights or by the application of equitable principles when equitable remedies are sought.

(ii)      No Liens or Encumbrances. The Shareowner owns the Shares, beneficially and of record, and, upon transfer of the Shares to the Company, the Shares shall be free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. The Shareowner will not permit any liens, encumbrances, security agreements, equities, options, claims, charges, or restrictions to be placed on the Shares.

(iii)      Access to Information. Prior to the date hereof, the Shareowner and Shareowner’s legal and financial representatives have had the opportunity to ask questions and receive answers from the Company and its officers and directors concerning the financial condition and business prospects of the Company, and have received copies of or access to all requested information and documentation relating to the Company and its financial and business affairs.

(iv)      Sophistication. The Shareowner is sophisticated and experienced in financial, business and investment matters (particularly with regard to the business of the Company), and, as a result, the Shareowner is in a position to evaluate the merits and risks of a sale of the Shares, and the tax consequences of such sale. The Shareowner has had, or has had the opportunity to obtain, the advice and the assistance of legal counsel and other professional advice in connection with evaluating the transactions contemplated by this Agreement.

(v)      Accredited Investor Status. Shareowner is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended.

(vi)      No “Bad Actor” Disqualification. Shareowner, nor any person who has been or will be paid (directly or indirectly) remuneration or a commission for their participation in the offer or sale of the Shares is subject to an event that would disqualify an issuer or covered person under Rule 501(d)(1) of Regulation D or is subject to a statutory disqualification described under Section 3(a)(39) of the Securities Exchange Act of 1934, as amended.

4.      Confidentiality and Nondisclosure. The Shareowner acknowledges that, for purposes of selling the Shares to the Company in compliance with applicable law, the Company has given access to, and the Shareowner has become acquainted with, certain information concerning the Company, including but not limited to, confidential information regarding the business prospects and operations of the Company (the “Confidential Information”). Until such time as the Confidential Information shall become public through no fault or disclosure of the Shareowner, the Shareowner agrees that Shareowner shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity, or use in any manner, any of the Confidential Information. The Shareowner expressly agrees that the Confidential Information affects the successful and effective conduct of the Company’s business and its good will, and that any breach of the terms of this Section by the Shareowner is a material breach of this Agreement.

5.      Indemnification. The Shareowner shall indemnify and hold harmless the Company, and its officers, directors, shareowners, affiliates, employees, agents and attorneys, (collectively the “Company Group”) against and in respect of any and all direct or indirect damages, claims, losses, liabilities and reasonable expenses (including, without limitation, legal, accounting, and other expenses) suffered by the Company which may arise out of or be in respect of any falsity, inaccuracy or misrepresentation in or breach of any of the representations, warranties or covenants made in this Agreement by the Shareowner.

6.      Compliance with Securities Laws. The repurchase of the Shares by the Company requires that the Shareowner and the Company comply with applicable requirements of federal and state securities and corporate laws. Accordingly, the Shareowner agrees to take any further acts and execute and deliver to the Company any documents the Company may reasonably require to assure compliance with such laws.

7.      Miscellaneous Provisions. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any) made by and between the parties. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors and permitted assigns, whether so expressed or not. No party shall assign its rights or obligations under this Agreement without the prior written consent of each other party to this Agreement.

The headings contained in this Agreement are for convenience of reference only, and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement. If any part of this Agreement or any other agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible. All covenants, agreements, representations and warranties made in this Agreement or otherwise made in writing by any party pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

The parties acknowledge that a substantial portion of the negotiations and anticipated performance of this Agreement occurred or shall occur in Leon County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Leon County or the United States District Court, Northern District of Florida, Tallahassee Division. Each party consent to the jurisdiction of this court in any civil action or legal proceeding and waives any objection to the laying of venue of any civil action or legal proceeding in court. Service of any court paper may be effected on a party by mail, as provided in this Agreement, or in any other manner as may be provided under applicable laws, rules of procedure or local rules.

This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, sales and use taxes, court costs, and all other expenses even if not taxable as court costs. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The parties acknowledge and agree that Gunster, Yoakley & Stewart, P.A. only represented the Company in the preparation and negotiation of this Agreement, and did not represent any other party, including, without limitation, the Shareowner. Shareowner has received advice from Shareowner’s own lawyers, accountants, financial advisors, and tax advisors or has willingly, and with a full understanding of the associated consequences, chosen to not obtain such advice.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ESTATE OF ROBERT HILL SMITH

By:	/s/ Douglas W. Smith
Name:	Douglas W. Smith
Title:	Co-Personal Representative

By:	/s/ E. Drew Mitchell
Name:	E. Drew Mitchell
Title:	Co-Personal Representative

CAPITAL CITY BANK GROUP, INC.

By:	/s/ J. Kimbrough Davis
Name:	J. Kimbrough Davis
Title:	Chief Financial Officer